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                                   EXHIBIT 99




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                                               CONTACTS:
                                               ---------
                                                        RICHARD C. BAYLOR, CEO
                                                        PHONE:  740-435-2040
                                                   OR
                                                        JOHN J. BODLE, PRESIDENT
                                                        PHONE:  740-852-0787
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             FINAL
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                                  NEWS RELEASE

RELEASE DATE:       MARCH 26, 2004
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RELEASE TIME:        5:00 PM
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       CAMCO FINANCIAL CORPORATION TO ACQUIRE LONDON FINANCIAL CORPORATION

CAMBRIDGE, OHIO (NASDAQ: CAFI) - Camco Financial Corporation ("Camco"), the holding company of Advantage Bank, and London Financial Corporation ("London"), the holding company of The Citizens Bank of London ("Citizens"), announced today the execution of a definitive agreement for Camco to acquire London, a $60 million bank holding company, and its wholly owned subsidiary Citizens, headquartered in London, Ohio. The transaction consideration will be paid in cash and Camco common stock with a total value of approximately $10.0 million, subject to adjustment. The transaction is expected to be completed in the third quarter of 2004. The merger of London into Camco is expected to be accretive to Camco's earnings per share in the first full year of operations. It is anticipated that following the merger of London into Camco, Citizens will be merged into Advantage Bank. Advantage Bank intends to keep Citizens' only office location open for business as an office of Advantage Bank.

Under the terms of the merger agreement, each London shareholder will be able to elect to receive either 1.56342 shares of Camco common stock, subject to adjustment under certain circumstances, $26.50 in cash, or a combination of both.

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After the merger, Camco will have total assets of approximately $1.1 billion, total deposits of approximately $715 million, stockholders equity of approximately $97 million and a market capitalization of approximately $130 million.

Richard C. Baylor, President & Chief Executive Officer of Camco Financial Corporation stated that "London Financial Corporation represents an excellent strategic opportunity to expand our banking franchise in the Central Ohio market. Part of our strategic plan is to have a significant presence in the county seat of each of our small to medium sized communities in which we do business. London Financial Corporation fits that part of our plan. Their loan portfolio has a high concentration of commercial lending and a deposit structure that is heavily weighted towards demand and transaction accounts, all of which fits our structure well. It is our plan to designate the London office as part of our Advantage Bank Western Region banking division. With our focus on community banking, we look forward to enhancing the products and services that were provided by Citizens and providing for the banking needs of our new customers in Madison County. In addition, we will maintain community leadership by retaining their board members in an advisory role and to promote Advantage Banking in the London community."

John J. Bodle, President of London, stated, "We're excited about becoming a part of the Camco Financial Corporation team and the ability we will have to provide Citizens' customers and community with the additional products and services Camco and it's subsidiaries have to offer. We also are excited about the additional growth opportunities that will be provided our staff as well as our stockholders."

The consummation of the merger is subject to approval by regulatory authorities and by London's stockholders and is subject to other customary closing conditions.

Camco, is a multi-state thrift holding company headquartered in Cambridge, Ohio. Advantage Bank and its affiliates offer community banking, mortgage banking,


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internet banking and title services from 32 offices in 23 communities in Ohio,
Kentucky and West Virginia.

Additional information about Camco Financial may be found on Camco's web site: www.advantagebank.com.

For contacts:

   Richard C. Baylor       740-435-2040
   President & CEO
   Camco Financial Corporation

   John J. Bodle           740-852-0787
   President
   London Financial Corporation


The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in Camco's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demands for loans in Camco's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Camco wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Camco does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events




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